UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Aaron’s, Inc.

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309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

April 1, 2016

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Aaron’s, Inc. to be held on Wednesday, May 4, 2016, at 9:00 a.m., local time, at the SunTrust Conference Room located in the Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will be followed by a report on Aaron’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our board of directors and our executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals set forth in the Proxy Statement.

We look forward to seeing you at the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

Ray M. Robinson	John W. Robinson III
Chairman of the Board	President and Chief Executive Officer

309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2016

The 2016 Annual Meeting of Shareholders of Aaron’s, Inc., which we refer to as “Aaron’s” or the “Company,” will be held on Wednesday, May 4, 2016, at 9:00 a.m., local time, at the SunTrust Conference Room located in the Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, for the purpose of considering and voting on the following:

1.	To elect ten directors to serve for a term expiring at the 2017 Annual Meeting of Shareholders.

2.	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2016.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown on the stock transfer books of Aaron’s, on March 24, 2016 are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.

If you were a shareholder of record on March 24, 2016, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it promptly in the enclosed postage-prepaid envelope; (2) by completing your proxy on the Internet at the website listed on the proxy card; or (3) by telephone using the telephone number listed on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen

Executive Vice President, General Counsel,

Chief Administrative Officer & Corporate Secretary

Atlanta, Georgia

April 1, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 4, 2016.

The Proxy Statement and Annual Report are available free of charge at http://www.aarons.com/proxy and http://www.aarons.com/annualreport, respectively.

PROXY SUMMARY

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Aaron’s, Inc., which we refer to as “we,” “our,” “us,” “Aaron’s” or the “Company,” of proxies for use at the 2016 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that this Proxy Statement and our 2015 Annual Report to Shareholders will first be mailed to our shareholders on or about April 1, 2016.

2016 Annual Meeting of Shareholders

Date and Time	May 4, 2016, at 9:00 a.m., local time

Place	The SunTrust Conference Room Atlanta Financial Center 3343 Peachtree Road, N.E.

Record Date	March 24, 2016

Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.

Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect ten directors to serve for a term expiring at the 2017 Annual Meeting of Shareholders	“FOR” each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	“FOR”
Ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2016	“FOR”

See “Matters To Be Voted On” beginning on page 4 for more information.

Executive Compensation Matters

The Compensation Committee of our board of directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our board of directors. Each of our named executive officers identified in “Compensation Discussion and Analysis” generally has a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance-including financial, operating and stock price performance-should increase as overall responsibility increases.

Incentive compensation for 2015 performance reflects strong financial results. Despite the stock market challenges that impacted our share price, the Compensation Committee was pleased with management’s achievements and our performance in 2015, particularly the following:

•	Growing our total revenues by 18% to $3.180 billion, driven by strong growth in our Progressive segment. This was offset somewhat by a decline in revenues from our traditional lease-to-own business, which we refer to as our “core” business, in the face of an economy that has continued to prove challenging to our core business customers;

•	Pre-tax earnings of $213.1 million, a 75% increase from 2014 pre-tax earnings of $121.7 million;

•	Improved store operating margins through price increases, inventory reduction and cost efficiency initiatives, which position us to continue driving profitable growth;

•	Leveraging Progressive’s technology along with our system of distribution centers and stores to launch a fully transactional lease-to-own website serving customers across the U.S. The channel was launched system wide mid-summer and by the fourth quarter generated approximately 6% of deliveries for our core business;

•	Launching Approve.Me, a proprietary system that simplifies the application process for customers seeking credit approval and lease options in a retail environment. Approve.Me creates a more efficient process at the point-of-sale for retailers and customers; and

•	Acquiring Dent-a-Med, which provides “second look” credit products through a federally insured bank partner. Although small in scale, Dent-A-Med helps expand our addressable market, provides additional channels for growth for our Progressive segment, and advances our strategy to drive more sales for our retail partners.

Based on our 2015 performance, the Compensation Committee approved the following incentive awards for our named executive officers:

•	Our named executive officers earned awards under the annual incentive plan in which they participated, for performance against Company-wide or Progressive financial goals. Messrs. John W. Robinson III, Gilbert L. Danielson and Steven A. Michaels earned annual incentive awards of 114% of target based on Company-wide performance. However, Mr. Robinson requested, and the Compensation Committee agreed, that their awards be reduced to 108% of target, to reflect the philosophy that annual incentive payouts as a percentage of target for corporate executives should not be greater than those for business unit executives when both plans use the same metrics. Messrs. Ryan K. Woodley’s and Curtis L. Doman’s annual incentive awards were earned and paid at 108% of target, based on performance against pre-established goals for our Progressive segment.

•	Our named executive officers also earned awards under the performance share component that constitutes 50% of their annual grant values under our 2015 long-term incentive program. Messrs. Robinson, Danielson and Michaels earned awards at 112% of target measured on Aaron’s overall performance. Messrs. Woodley and Doman earned awards at 99% of target based on Progressive’s performance. The value realized from these awards was less than the corresponding grant date target values in light of the subsequent decline in our stock price. Further, for the stock options and time-based restricted stock units that comprise the remainder of the annual grant for our named executive officers, our stock price decline resulted in year-end award values that also were lower than the grant date award values.

•	Based on year-over-year pre-tax profit margin growth, Mr. Danielson earned 50% of the performance-based restricted stock units granted to him as part of his 2013 equity awards. The shares that could have been earned based on 2015 revenues as compared to 2014 revenues were forfeited because that goal was not met.

See “Compensation Discussion and Analysis” beginning on page 19 for more information.

MATTERS TO BE VOTED ON

Proposal 1-Election of Directors

Our board of directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2017 Annual Meeting of Shareholders. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our board of directors recommends. In no event will the proxy be voted for more than ten nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected, however.

Our Corporate Governance Guidelines specify no person may be nominated for election to our board of directors after his or her 80th birthday and must offer his or her resignation, effective as of the next annual meeting of shareholders, from our board of directors following his or her 80th birthday. Leo Benatar, a long-standing and valued voice on our board of directors, tendered his resignation effective as of the Annual Meeting in accordance with the requirements of this policy. We thank Mr. Benatar for his tireless dedication and service to our company.

H. Eugene Lockhart will also not be re-nominated to our board of directors so that he may pursue other business interests and personal opportunities. As with Mr. Benatar, we thank Mr. Lockhart for the care and dedication he brought to his service on our board of directors.

The following table provides summary information about each nominee, all of whom currently serve on our board of directors other than Messrs. Ehmer and Yanker. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Matthew E. Avril	55	President MEA Business Enterprises Inc.	Yes	July 2014
Kathy T. Betty	60	Former Owner Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	61	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	50	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	43	Chief Technology Officer Progressive	No	August 2015
Walter G. Ehmer	50	President and Chief Executive Officer Waffle House, Inc.	Yes	—
Hubert L. Harris, Jr.	72	Former Chief Executive Officer Invesco North America	Yes	August 2012
John W. Robinson III	44	President and Chief Executive Officer Aaron’s, Inc.	No	November 2014
Ray M. Robinson	68	Former President for the Southern Region AT&T	Yes	November 2002
Robert H. Yanker	57	Director Emeritus McKinsey & Company	Yes	—

Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors. Our board of directors can then choose to accept the resignation, reject it or take such other action our board of directors deems appropriate.

Our board of directors recommends that you vote “FOR”

the election of each of the nominees above.

Proposal 2-Advisory Vote on Executive Compensation

We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value.

To meet this objective, in 2015 the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) objective measurements of business performance, (ii) the accomplishment of strategic and financial objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of Aaron’s. Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2015 and has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders. At year end, the value of our equity awards granted to our named executive officers during 2015 and prior years declined commensurate with the decrease in our stock price.

We encourage our shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our board of directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.

Accordingly, we ask for stockholder approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and therefore not binding on us, our board of directors or the Compensation Committee. At last year’s annual meeting of shareholders, nearly 90% of votes cast were in support of the compensation paid to our named executive officers. Our board of directors and the Compensation Committee value the opinions of our shareholders and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.

Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our board of directors recommends that you vote “FOR”

the resolution approving our executive compensation.

Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of our board of directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2015, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2015. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders.

We are asking our shareholders to ratify the appointment of EY as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2016 because of the difficulty and expense of making any change during the current fiscal year. However, our board of directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2017. Even if the appointment of EY is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our shareholders or may elect to change our independent registered public accounting firm in the future.

Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2016 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our board of directors recommends that you vote “FOR”

the ratification of our independent registered public accounting firm for 2016.

GOVERNANCE

Nominees to Serve as Directors

Matthew E. Avril, 55, has served as a director of the Company since July 2014. Mr. Avril has been President of MEA Business Enterprises, Inc., a private consulting and investing business, since 1998 and is also Chief Executive Officer-Elect of Starwood Vacation Ownership. Mr. Avril retired from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) in December 2012, where he had served as President, Hotel Group since September 2008. Mr. Avril began his career with Starwood in 1989 through Vistana, Inc., the original predecessor to Starwood Vacation Ownership, and served as both Chief Financial Officer and Co-President of Starwood Vacation Ownership during his tenure. Mr. Avril is also a director of API Technologies Corp., a designer and manufacturer of systems, subsystems, modules and components for multiple applications, and Zentila, a SaaS-based meetings management technology company.

Among other qualifications, Mr. Avril brings senior executive experience to our board of directors. His extensive management and executive service, and service on other boards provides him with operational skills and financial and strategic expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Kathy T. Betty, 60, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.

Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our board of directors. Her leadership positions in the Atlanta community, including serving on the boards of the Children’s Healthcare of Atlanta Foundation, YMCA of Metropolitan Atlanta and the Alexander-Tharpe Fund, Georgia Institute of Technology, as well as the Board of Councilors of the Carter Center, provide her with management, entrepreneurial, financial and accounting experience, which are utilized by our board of directors. These skills and experience qualify her to serve on our board of directors.

Douglas C. Curling, 61, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and M&A consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the board of directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.

Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our board of directors. His consulting experience also provides him with significant M&A expertise, which is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Cynthia N. Day, 50, has served as a director of the Company since October 2011. Ms. Day is currently President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012.

Ms. Day previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003 and previously served as an audit manager for KPMG. She currently serves on the board of directors of Primerica, Inc., Citizens Bancshares Corporation and Citizens Trust Bank. Ms. Day has also served as a member of the board of directors of the National Banker’s Association, the Georgia Society of CPAs, the University of Alabama Continuing Education Advisory Board and the United Negro College Fund.

Among other qualifications, Ms. Day brings significant management and financial experience to our board of directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our board of directors. These skills and experiences qualify her to serve on our board of directors.

Curtis L. Doman, 43, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Technology Officer of the Company’s Progressive segment. He was also President of IDS, Inc. from September 1993 until October 2015.

Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our board of directors. Mr. Doman’s intimate knowledge of our Progressive segment, including as the creator of the dynamic decision-making engine used by our Progressive segment in evaluating underwriting criteria for our lease products, is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Walter G. Ehmer, 50, is a nominee to serve as a director of the Company. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc. (“Waffle House”), a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 2001 until 2006. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the executive committee of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Policy Foundation and the Metro Atlanta Chamber of Commerce.

Among other qualifications, Mr. Ehmer brings significant management and financial experience to our board of directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that will be substantially utilized by our board of directors following his election. These skills and experiences qualify him to serve on our board of directors.

Hubert L. Harris, Jr., 72, has served as a director of the Company since August 2012. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America and Chairman of Invesco Retirement Services, and served on the board of directors of Invesco from 1993 to 2004. From 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.

Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our board of directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

John W. Robinson III, 44, has been a director of the Company since November 2014 when he was named the Chief Executive Officer of the Company. Mr. Robinson was also named President of the Company as of February 2016. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC, which was acquired by Aaron’s Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC (“TMX Finance”). He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. TMX Finance filed a voluntary Chapter 11 bankruptcy proceeding in April 2009 from which it emerged in April 2010. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.

Among other qualifications, Mr. Robinson brings significant operational and financial experience to our board of directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, including our Progressive segment in particular, provide him with strategic and operational expertise generally and the Company specifically, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Ray M. Robinson, 68, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), Avnet, Inc., a distributor of electronic components, enterprise computer and storage products, information technology services and embedded subsystems, and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation of Atlanta, Georgia and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern U.S. and the nation’s second largest. He previously served as a director of RailAmerica, Inc. from 2010 to 2012. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.

Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our board of directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Robert H. Yanker, 57, is a nominee to serve as a director of the Company. Mr. Yanker is currently a Director Emeritus at McKinsey & Company (“McKinsey”). Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer and telecommunications sectors on a full range of issues from strategy, portfolio assessment, sales and operations transformation, restructuring and capability building. Mr. Yanker also served as a director of Wausau Paper Corp., an NYSE-listed manufacturer of away-from-home towel and tissue products, from July 2015 until January 2016 when the company was acquired by a subsidiary of SCA Americas Inc.

Among other qualifications, Mr. Yanker brings significant management and operational experience to our board of directors. His experience throughout his career in advising and consulting for senior management teams provide him with significant managerial and operational expertise, and his service on other public company boards provide him with governance expertise, each of which will be substantially utilized by our board of directors following his election. These skills and experiences qualify him to serve on our board of directors.

Executive Officers Who Are Not Directors

Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Robert W. Kamerschen (48)	Chief Administrative Officer since February 2016 and Executive Vice President, General Counsel and Corporate Secretary since April 2014. Previously, Mr. Kamerschen served as Senior Vice President and General Counsel from June 2013 and also as Corporate Secretary from November 2013. Before joining the Company, Mr. Kamerschen worked at information solution provider Equifax Inc. from 2008 through 2013, serving in multiple executive positions and most recently as its U.S. Chief Counsel, Senior Vice President and Chief Compliance Officer. Mr. Kamerschen began his legal career in 1994 in the Atlanta office of the international law firm Troutman Sanders LLP.

Douglas A. Lindsay (45)	President of Aaron’s Sales & Lease Ownership since February 2016. Prior to joining the Company, Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express.

Steven A. Michaels (44)	Chief Financial Officer and President of Strategic Operations since February 2016. Mr. Michaels previously served as President from April 2014 until February 2016, Vice President Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Robert P. Sinclair, Jr. (54)	Vice President, Corporate Controller since 1999.

Ryan K. Woodley (39)	Chief Executive Officer of Progressive Finance Holdings, LLC since January 2015. Mr. Woodley joined Progressive Finance Holdings, LLC as Chief Operating Officer and Chief Financial Officer in June of 2013. Prior to that, he was Chief Operating Officer and Chief Financial Officer at DigiCert, a digital security certificate provider which was sold to TA Associates in November 2012.

Composition, Meetings and Committees of the Board of Directors

Our board of directors is currently comprised of ten directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.

Our Corporate Governance Guidelines include categorical standards adopted by our board of directors to determine director independence that meet the listing standards set forth by the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least 75% of our board of directors must be “independent” in accordance with NYSE listing requirements. Our board of directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. John Robinson, our President and Chief Executive Officer, and Mr. Doman, the Chief Technology Officer of our Progressive segment.

Our board of directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our board of directors may establish ad-hoc committees at its discretion. Our board of directors has adopted a charter for each of its standing committees, copies of which are available on the investor relations section of our website located at http://www.aaronsinc.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Matthew E. Avril	Member	Member
Leo Benatar**	Member	Member
Kathy T. Betty	Member	(Chair)
Douglas C. Curling	Member		Member
Cynthia N. Day	(Chair)		Member
Curtis L. Doman
Hubert L. Harris, Jr.		Member	(Chair)
H. Eugene Lockhart**		Member	Member
John W. Robinson III
Ray M. Robinson		Member	Member

Number of Meetings in Fiscal Year 2015	9	11	11

*	Each member of the Audit Committee has been designated an “audit committee financial expert” as defined by SEC regulations.
**	Messrs. Benatar and Lockhart will not be standing for re-election at the Annual Meeting. See page 4 “Matters to be Voted On—Proposal 1: Election of Ten Directors.”

Meetings

Our board of directors held six meetings during 2015. The number of meetings held by each of our committees in 2015 is set forth in the table above. Each of our directors then in office attended at least 75% of the total number of meetings of our board of directors and 75% of the total number of meetings of each committee on which he or she served. It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors then in office attended the 2015 Annual Meeting of Shareholders held on May 5, 2015.

The non-management and independent members of our board of directors meet frequently in executive session, without management present. Mr. Ray Robinson chairs these meetings.

Committees

Audit Committee. The function of the Audit Committee is to assist our board of directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; and (v) the Company’s compliance with ethics policies (including oversight of related party transactions) and legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee.

Each member of the Audit Committee satisfies the independence requirements of the NYSE and Securities and Exchange Commission, or “SEC,” rules applicable to audit committee members, and each is financially literate. Our board of directors has designated each of Mses. Betty and Day and Messrs. Avril, Benatar and Curling as an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee. The purpose of the Compensation Committee is to assist our board of directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant associate resources matters.

The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of our board of directors for determination (or makes such determination itself in some circumstances) the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our board of directors, changes to director compensation.

Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members, is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act,” and is an outside director under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to assist our board of directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our board of directors individuals to be nominated for election as directors and develops and recommends to our board of directors for adoption corporate governance principles applicable to the Company.

Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Assessment of Director Candidates and Required Qualifications

The Nominating and Corporate Governance Committee is responsible for considering and recommending to our board of directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our board of directors. Our board of directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our board of directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our board of directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than five other public companies while continuing to serve on our board of directors, and no director that serves as chief executive officer of another company may serve on the board of more than one other public company (other than the board of the company where such director serves as chief executive officer) while continuing to serve on our board of directors.

In addition to these minimum qualifications, our board of directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our board of directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our board of directors’ and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our board of directors. While our board of directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experiences is considered in evaluating candidates for membership on our board of directors.

No person may be nominated for election to our board of directors after his or her 80th birthday and must offer his or her resignation, effective as of the next annual meeting of shareholders, from our board of directors following his or her 80th birthday. Any director is also required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our board of directors (other than the nominees proposed by our board of directors) or oppose for election any nominee proposed by our board of directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our board of directors).

In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our board of directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our board of directors proceed by whatever means they deem appropriate to identify a qualified candidate or candidates. The Nominating and Corporate Governance Committee and our board of directors evaluate the qualifications of each candidate. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our board of directors before a decision is made.

During 2015, Messrs. Curling and Doman joined our board of directors. Mr. Doman was recommended by our President and Chief Executive Officer, Mr. John Robinson, and his candidacy was thoroughly reviewed in accordance with the process described above for evaluating candidates to serve on our board of directors. In considering Mr. Robinson’s recommendation, the Nominating and Governance Committee considered, among other factors, Mr. Doman’s significant expertise in technology and data analytics matters, including his role in creating the dynamic decision-making engine used by our Progressive segment to evaluate underwriting criteria. Our board of directors appointed Mr. Doman to serve on our board beginning in August 2015. Mr. Curling was selected to serve on our board of directors as part of a director selection process undertaken by the Nominating and Governance Committee in accordance with the process described above for evaluating candidates to serve on our board. In considering Mr. Curling’s selection, the Nominating and Governance Committee considered, among other factors, Mr. Curling’s substantial experience managing and operating businesses with privacy, data analytics and other data-enabled matters and his significant M&A expertise. Based on the Nominating and Governance Committee’s favorable recommendation, our board of directors appointed Mr. Curling to serve on our board beginning in January 2016.

Shareholder Recommendations and Nominations for Election to the Board

Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’

meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2017 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of Aaron’s, Inc. at 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377.

Shareholder nominees are evaluated under the same standards as other candidates for board membership described in “Corporate Governance—Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our board of directors may consider any other information they deem relevant, including (i) the factors described above, (ii) whether there are or will be any vacancies on our board of directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.

Board Leadership Structure

We separate the roles of Chairman and Chief Executive Officer in recognition of the important differences between the two roles. The Chairman is responsible for leading our board of directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.

Our Chief Executive Officer serves on our board of directors, which we believe helps to serve as a bridge between management and our board of directors, ensuring that both groups act with a common purpose. We believe that Mr. John Robinson’s presence on our board of directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by our board of directors.

Our board of directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our board of directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our board of directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, the shareholders and public. Our board of directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements, so currently our board of directors has not designated a Lead Director.

Board of Directors and Committee Evaluations

Our board of directors and each of our committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our board of directors and the committee or committees on which the director sits. In 2016, our board of directors also engaged a third-party to facilitate our board self-evaluation process and board and committee review. This assessment is being conducted via oral interviews by a third party legal advisor selected by our board of directors, using as the basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are compiled in a confidential written report, which will be circulated to all directors and which will be discussed with the Nominating and Corporate Governance Committee and our board of directors. The Nominating and Corporate Governance Committee oversees the evaluation process.

Board Role in Risk Oversight

Senior management is responsible for day-to-day risk management, while our board of directors oversees planning and responding to risks, as a whole, through its committees and independent directors. Although our board of directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to our committees. For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, and (iii) performance of our internal audit function and independent auditors. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee also considers issues relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry in particular, at each meeting together with our General Counsel or another representative from our legal department.

Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2015, our Compensation Committee has reviewed our compensation policies and practices and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2015, the Compensation Committee consisted of Ms. Betty and Messrs. Avril, Benatar, Harris, Lockhart and Ray Robinson, each of whom our board of directors determined was independent in accordance with NYSE listing requirements.

No member of the Compensation Committee during 2015 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company where the amount exceeded $120,000 and where the transaction was required to be disclosed under applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers and more than 10% shareholders during the year ended December 31, 2015, other than one Form 4 filing by Mr. David L. Kolb related to forfeiture of restricted stock units in connection with Mr. Kolb’s retirement from our board of directors in August 2015.

NON-MANAGEMENT DIRECTOR COMPENSATION IN 2015

The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.

For 2015, each non-employee director received a $50,000 annual stock retainer as well as quarterly cash retainers of $8,000. Our Chairman, Mr. Ray Robinson, also received a cash retainer of $100,000, paid quarterly in $25,000 installments, to recognize the demands of serving as Chairman. Each director was paid fees of $4,000 per board meeting. For the Compensation Committee and Nominating and Corporate Governance Committee, meeting fees were set at $2,000 per meeting while the Audit Committee meeting fee was $2,500 per meeting. In lieu of the committee member per meeting fees, the chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee received a fee of $2,500 per committee meeting while the chairperson of the Audit Committee received a fee of $5,000 per committee meeting.

Effective in January 2016, the compensation program for our non-employee directors was revised to better align with the interests of our shareholders as well as with current market practices. Under the re-designed program, non-employee directors will no longer receive separate meeting fees for attendance at board and committee meetings. Instead, each non-employee director will receive an annual cash retainer of $75,000 and an annual award of restricted stock having a value of $100,000, which generally vests one year following the grant date. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also receive an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.

Directors who are employees of the Company receive no compensation for their service on our board of directors.

The following table shows compensation paid to our non-employee directors during 2015, which was paid under our prior non-employee director compensation program.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3)(4) ($)	Total ($)
Matthew E. Avril[5]	100,500	50,000	150,500
Leo Benatar[6]	109,000	50,000	159,000
Kathy T. Betty[7]	115,000	50,000	165,000
Cynthia N. Day[8]	130,000	50,000	180,000
Hubert L. Harris, Jr.[5]	111,500	50,000	161,500
Brian R. Kahn[9]	54,000	50,000	104,000
David L. Kolb[9]	73,500	50,000	123,500
H. Eugene Lockhart[10]	96,000	50,000	146,000
Ray M. Robinson[11]	206,000	50,000	256,000

(1)	Does not include compensation paid to Mr. Curling, who did not join our board of directors until January 2016.
(2)	Amounts listed for Ms. Betty and Mr. Kolb reflect cash fees taken in the form of shares of our common stock. During 2015, Ms. Betty and Mr. Kolb received 2,835 shares and 2,216 shares, respectively, of our common stock in lieu of cash fees payable in connection with their service on our board of directors, which includes 104 shares that Ms. Betty received for services rendered during 2014.
(3)	Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.

(4)	As of December 31, 2015, each of our other non-executive directors held 1,636 shares of restricted stock subject to vesting. As of December 31, 2015, Messrs. Benatar, Kolb and Robinson each held an aggregate of 6,000 vested options, of which 3,000 expire in October 2018 and have an exercise price of $14.11 and 3,000 expire in February 2020 and have an exercise price of $19.92.
(5)	Includes $17,000 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.
(6)	Includes $19,500 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.
(7)	Includes $20,500 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.
(8)	Includes $27,000 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.
(9)	Messrs. Kahn and Kolb no longer serve on our board of directors effective as of August 10, 2015 and August 6, 2015, respectively.
(10)	Includes $14,000 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.
(11)	Includes $16,000 in fees earned for services in the fourth quarter of 2015 which will be paid in 2016.

Stock Ownership Guidelines

In March 2015, our board of directors adopted stock ownership guidelines for non-employee directors to further align the interests of our non-employee directors with those of our shareholders. Under these guidelines, each director was expected to own or acquire shares of our common stock and common stock equivalents having a value of at least $300,000 prior to the later of March 10, 2021 and six years from when such director first joined our board of directors.

Revised guidelines were adopted in November 2015 by our board of directors and under these guidelines, each director is expected to own or acquire shares of our common stock and common stock equivalents having a value of at least $400,000. In light of the increase in value of the annual equity award under our 2016 program, the timeframe for achieving the required $400,000 ownership level was shortened such that it should be met prior to the later of January 31, 2020 or four years from when such director first joined our board of directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction. The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Compensation Committee of our board of directors made its compensation decisions for 2015.

For 2015, our named executive officers are listed below and consist of (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three most highly compensated executive officers for 2015 (other than our Chief Executive Officer and our Chief Financial Officer).

Named Executive Officer	2015 Position
John W. Robinson III	Chief Executive Officer
Gilbert L. Danielson	Executive Vice President and Chief Financial Officer
Steven A. Michaels	President
Ryan K. Woodley	Chief Executive Officer, Progressive
Curtis L. Doman	Chief Technology Officer, Progressive

Our compensation programs are designed to retain key executives and to motivate them to foster a culture of engagement and performance. We believe that doing so will enable the Company to meet the operational, financial and strategic objectives established by our board of directors.

Fiscal Year Operational Results. Key operational results from 2015 include:

•	Growing our total revenues by 18% to $3.180 billion, driven by strong growth in our Progressive segment. This was offset somewhat by a decline in revenues from our traditional lease-to-own business, which we refer to as our “core” business, in the face of an economy that has continued to prove challenging to our core business customers;

•	Pre-tax earnings of $213.1 million, a 75% increase from 2014 pre-tax earnings of $121.7 million;

•	Improved store operating margins through price increases, inventory reduction and cost efficiency initiatives, which position us to continue driving profitable growth;

•	Leveraging Progressive’s technology along with our system of distribution centers and stores to launch a fully transactional lease-to-own website serving customers across the U.S. The channel was launched system wide mid-summer and by the fourth quarter generated approximately 6% of deliveries for our core business;

•	Launching Approve.Me, a proprietary system that simplifies the application process for customers seeking credit approval and lease options in a retail environment. Approve.Me creates a more efficient process at the point-of-sale for retailers and customers; and

•	Acquiring Dent-a-Med, which provides “second look” credit products through a federally insured bank partner. Although small in scale, Dent-A-Med helps expand our addressable market, provides additional channels for growth for our Progressive segment, and advances our strategy to drive more sales for our retail partners.

Pay for Performance Linkage. As discussed in further detail below, the fundamental principles of our Compensation Committee’s executive compensation philosophy remained unchanged for 2015. We pay for performance, and believe we should pay higher compensation when our management team succeeds and lower compensation when it does not. Our 2015 compensation program linked a substantial portion of executive compensation to our financial results. Despite stock price performance during the last half of the year that was negatively impacted by a challenging economic environment for us and others in our industry, our performance gained considerable momentum during 2015 and was in line with the target financial performance goals set by the Compensation Committee for the annual and long-term incentive plans in which our named executive officers participated.

The impact of our financial performance on incentive awards to our named executive officers is summarized below and discussed in greater detail under “—Components of the Executive Compensation Program:”

•	Our named executive officers earned awards under the annual incentive plan in which they participated, for performance against Company-wide or Progressive financial goals. Messrs. Robinson, Danielson and Michaels earned annual incentive awards of 114% of target based on Company-wide performance. However, Mr. Robinson requested, and the Committee agreed, that their awards be reduced to 108% of target, to reflect the philosophy that annual incentive payouts as a percentage of target for corporate executives should not be greater than those for business unit executives when both plans use the same metrics. Messrs. Woodley’s and Doman’s annual incentive awards were earned and paid at 108% of target, based on performance against pre-established goals for our Progressive segment.

•	Our named executive officers also earned awards under the performance share component that constitutes 50% of their annual grant values under our 2015 long-term incentive program. Messrs. Robinson, Danielson and Michaels earned awards at 112% of target measured on Aaron’s overall performance. Messrs. Woodley and Doman earned awards at 99% of target based on Progressive’s performance. The value realized from these awards was less than the corresponding grant date target values in light of the subsequent decline in our stock price. Further, for the stock options and time-based restricted stock units that comprise the remainder of the annual grant for our named executive officers, our stock price decline resulted in year-end award values that also were lower than the grant date award values.

•	Based on year-over-year pre-tax profit margin growth, Mr. Danielson earned 50% of the performance-based restricted stock units granted to him as part of his 2013 equity awards. The shares that could have been earned based on 2015 revenues as compared to 2014 revenues were forfeited because that goal was not met.

Summary of our Executive Compensation Practices. The following discussion highlights key practices that we believe contribute to aligning the interests of our named executive officers with those of our shareholders.

What We Do	What We Don’t Do

☑ Pay mix that emphasizes performance-based compensation rather than “fixed” pay	☒ No excessive perquisites or other benefits

☑ Provide an appropriate balance between annual and long-term incentives	☒ No hedging or pledging of Company securities

☑ Performance is measured from multiple perspectives in both the annual cash and long-term incentive plans	☒ No excise or other tax gross-ups related to a change in control

☑ Set “caps” or maximum award levels under the annual cash incentive and performance share awards	☒ No dividend equivalents paid on RSUs or performance shares

☑ Have meaningful share ownership requirements for our executives	☒ No repricing of underwater options

☑ Have a clawback or recoupment policy for cash and equity incentives in the event of a restatement of our consolidated financial statements	☒ No stock options granted below fair market value

☑ Review tally sheets for our executive officers

☑ Revised our program so that 2015 and future equity awards vest on a “double trigger” basis after a change in control

☑ Retain independent advisors who report directly to the Compensation Committee

Say on Pay Vote. Last year, our shareholders cast an advisory vote on our executive compensation practices as described in our 2015 proxy statement, and the result was that almost 90% of the total votes cast approved the compensation of our named executive officers. In light of this high level of support from our shareholders, the Compensation Committee continued applying the same overall compensation practices. The Committee appreciates the shareholder support that this vote reflected, and regularly evaluates and revises the program as it considers necessary to better reflect the Company’s evolving business circumstances.

After carefully considering our existing programs, and our upcoming business challenges, the Compensation Committee determined that no further changes to the overall structure of the program for 2015 were necessary because it views our programs as appropriately aligned across our organization. Accordingly, no changes were made to our compensation program as a result of our 2015 Say on Pay vote.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align the incentive goals of our executive officers with the interests of our shareholders;

•	enhance the individual performance of each executive;

•	improve our overall Company performance; and

•	support achievement of our business plans and long-term goals.

To accomplish these objectives, the Compensation Committee provides the named executive officers with compensation opportunities based on the range of compensation paid by similar companies for positions of similar responsibility. Opportunities for compensation and amounts delivered reflect (i) the Company’s performance results, (ii) the individual’s performance and (iii) other factors the Compensation Committee views as relevant, as described in greater detail in this Compensation Discussion & Analysis.

Compensation Process

Role of the Compensation Committee. The Compensation Committee is comprised solely of independent directors. Its role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant associate resources matters.

More specifically, the Compensation Committee reviews and discusses proposed compensation for the named executive officers, evaluates their performance and sets their compensation. In addition, the Compensation Committee approves all equity awards for named executive officers and other executive officers, based on the recommendations of senior management, as appropriate.

Role of Management. During 2015, the Compensation Committee considered the input and recommendations of Mr. Robinson with respect to our executive compensation programs and decisions that impact other named executive officers and other employees. Mr. Danielson, Mr. Michaels and our Senior Vice President of Associate Resources also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on named executive officer compensation are solely the responsibility of the Compensation Committee.

Independent Compensation Consultants. The Compensation Committee has retained Meridian Compensation Partners, LLC, which we refer to as Meridian, as its ongoing independent consultant with respect to executive and outside director compensation matters. In this role, Meridian reports directly to the Compensation Committee, but works with management at the direction of the Compensation Committee. The Compensation Committee assessed Meridian’s independence, including the potential for conflicts of interest as required by New York Stock Exchange listing requirements, and concluded that Meridian was appropriately independent and free from potential conflicts of interest.

During 2015, Meridian assisted the Compensation Committee with several matters, including:

•	presenting information on executive compensation trends, and related legislative, regulatory and governance developments;

•	reviewing compensation proposals relative to significant business transactions and executive transitions;

•	reviewing the benchmarking peer group for the consideration and approval of the Compensation Committee;

•	conducting competitive assessments of executive compensation levels and certain features of incentive program designs;

•	reviewing the outside director compensation program;

•	conducting a review of the Company’s compensation programs from a risk assessment perspective;

•	assisting with review of the shareholder-approved incentive plan document and share authorization request; and

•	reviewing the Compensation Committee’s annual calendar and related governance matters.

Meridian representatives attended a majority of the Compensation Committee meetings and also participated in executive sessions as requested by the Compensation Committee.

Determination of 2015 Executive Compensation. The Compensation Committee established the base salary, annual bonus opportunities and the size and performance conditions of equity awards for Mr. Robinson and the other named executive officers. In making these compensation decisions, the Compensation Committee considered the conclusions of Meridian’s analyses from 2014. Other factors material to the Compensation Committee’s deliberations included (i) objective measurements of business performance, (ii) the accomplishment of strategic and financial objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of the Company.

Benchmarking

Use of Market Data. We use compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee does not manage total compensation for our named executive officers within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each named executive officer relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions.

Peer Group. The proxy peer group used for compensation decisions made in early 2015 emphasized publicly traded retail and related consumer finance peers that were similar to the Company in terms of size, complexity and business focus at that time. Annual revenues for the peer companies generally range between 1/2x to 2x the annual revenues of Aaron’s but may extend outside that range for key competitors for talent. Median revenues for the peer companies for 2013 (based on the most recent financial information and executive pay data available for the analysis referred to for early 2015 pay decisions) were $2.4 billion and ranged from $960 million to $7.8 billion. The peer companies are:

Advance Auto Parts	Dollar Tree	Sears Hometown & Outlet
Big 5 Sporting Goods	Fred’s	Select Comfort
Big Lots	hhgregg	Springleaf Holdings
Cabela’s	O’Reilly Automotive	Stage Stores
Cash America International	Pier 1 Imports	Stein Mart
Conn’s	RadioShack	Tractor Supply
Dick’s Sporting Goods	Rent-A-Center	Ulta Salon Cosmetics & Fragrance

During 2015, the Committee conducted its annual review of the peer group and, with input from Meridian, determined that it should be revised for future benchmarking purposes to more closely mirror the Company’s evolving mix of business that is more balanced between retail and consumer finance (as a result of our acquisition of Progressive). To reflect this expanded business focus, the peer group was revised to include the following blend of retail and consumer finance companies:

Retail Peers
Big Lots	hhgregg	Rent-A-Center
Cabelas	Mattress Firm	Sears Hometown & Outlet
Conn’s	Outerwall	Select Comfort
Dick’s Sporting Goods	Overstock.com	Tractor Supply
Fred’s	Pier 1 Imports	Wayfair

Consumer Finance Peers
Blackhawk Network Holdings	EZCorp	Santander Consumer USA Holdings
Cash America International	Fair Isaac	SpringLeaf Holdings
Credit Acceptance	Green Dot	Transunion
Enova International	Heartland Payment Systems	WEX
EPlus	LendingClub	World Acceptance

Median revenues for the revised peer group for 2014 (based on the most recent financial information available when that group was reviewed and approved) were $1.5 billion and ranged from $568 million to $6.8 billion.

Survey Data. Because data from the proxy peer group are not available for all named executive officer positions, the Committee also reviews broader survey benchmarking data from time to time, as necessary.

Components of the Executive Compensation Program

Direct Compensation. The three primary components of each named executive officer’s total direct compensation for 2015 were:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee has not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In determining direct compensation, the Compensation Committee also considers a number of related factors including: (i) performance against corporate and individual objectives for the previous year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.

The named executive officers generally have a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with a philosophy that incentive compensation opportunities linked to performance should increase as overall responsibility increases.

The following graphs illustrate this philosophy by showing the mix of target pay for our CEO and for our other named executive officers as a group:

The following describes the annual base salary, annual performance-based cash bonus awards and long-term equity incentive compensation awards for our named executive officers for 2015. Significant program design changes effective for 2016 are also described.

Base Salary

The Compensation Committee views base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are periodic rather than annual and are made after the Compensation Committee considers relevant factors including:

•	breadth and scope of an executive’s role, including any significant change in duties;

•	competitive market pay levels;

•	internal comparisons to similar roles;

•	individual performance throughout the year; and

•	overall economic climate and Company performance.

In 2015, Messrs. Robinson and Danielson did not receive increases because their salaries were viewed as appropriately aligned with the market. Mr. Michaels’ salary was increased by 3%, consistent with general market adjustments at the executive level. Mr. Woodley’s base salary was increased from $350,000 to $400,000 when he was promoted to become the Chief Executive Officer of Progressive. Mr. Doman’s base salary was increased from $350,000 to $375,000 to recognize that his base salary as a member of the Progressive leadership team had historically been set low relative to market.

Annual Cash Bonuses

Annual incentive awards provide the opportunity to earn cash rewards for meeting Company financial and operational performance goals. Amounts earned are directly linked to performance results, and can vary based on the degree to which the related performance goals are achieved. In 2015, our named executive officers participated in our Company’s annual incentive plan.

Under the program designed for our executive officers at the beginning of 2015, these named executive officers had the potential to earn cash incentive awards based on performance against pre-determined goals for revenues and EBITDA. Awards for Messrs. Robinson, Danielson, and Michaels were based on overall Company results, with the award for Messrs. Woodley and Doman based on results for Progressive only. These goals were selected by the Compensation Committee to focus participants on measures viewed as primary drivers of our business and key indicators of our financial success and growth.

For this purpose, Company and Progressive revenues and EBITDA (earnings before interest, taxes, depreciation, and amortization) are measured based on our performance results after excluding the effects of certain strategic initiatives and acquisition-related items of revenue or gain and expense or loss that were not included by the Compensation Committee when the 2015 performance goals were set.

At the beginning of the year, the Compensation Committee set the target awards for Messrs. Robinson, Michaels, Woodley and Doman at 100% of base salary. Mr. Danielson’s award was set at 70% of base salary. The 2015 target awards were set at the same levels as the target awards at the end of 2014, except that those for Messrs. Woodley and Doman increased from 75% to 100% of base salary to reflect their roles within the Company.

The Compensation Committee established annual goals for each of the performance measures in the overall Aaron’s program. Awards that could be earned by Messrs. Robinson, Danielson, and Michaels for each metric could range from 25% of target for achieving the threshold performance goal to 200% of target for results at or above the maximum performance goal. Awards for performance results between threshold and target, and between target and maximum, are interpolated on a straight-line basis.

On a total Company basis, performance results for EBITDA for 2015 met or exceeded our expectations; however, results for revenues fell slightly below target. Awards were earned based on results against both plan measures, as shown below. As described earlier, at Mr. Robinson’s request, the Committee agreed to reduce the payouts to Messrs. Robinson, Danielson and Michaels from 114% of target to 108% of target, to reflect the philosophy that annual incentive payouts as a percentage of target should not be greater for corporate executives than for business unit executives when both plans use the same metrics.

Financial Performance Measure— Aaron’s, Inc.	Weight	Annual Performance Goals and Related Payouts			Actual Results, as Adjusted	Award as % of Target
		Threshold	Target	Maximum
Total Revenues	40%	$2.74 billion	$3.22 billion	$3.71 billion	$3.18 billion	93%
Total EBITDA	60%	$263.1 million	$309.5 million	$356.0 million	$322.7 million	128%
Payout as % of Target		25%	100%	200%
Award earned as % of Target						114%
Awards paid as % of Target—after reduction						108%

Messrs. Woodley and Doman participate in Progressive’s annual incentive program, as established by the Compensation Committee at the beginning of the year. When Mr. Doman was elected to our board of directors in August, the Compensation Committee/Board determined that his incentives should remain as originally structured, to reward him for his expertise as an executive of our Progressive segment and for his contributions to Progressive’s annual results.

The Committee established quarterly and annual goals for each of the financial performance measures in Progressive’s program. Interim payments may be made based on quarterly results, but any quarterly payment could not exceed 20% of the overall target award. At year-end, cash awards earned were based on Progressive’s full year 2015 financial results, with any final payment due reduced by the sum of interim quarterly payments.

The award that could be earned by Mr. Woodley ranged from 50% of target for achieving the threshold performance goal to 200% of target for results at or above the maximum performance goal. Mr. Doman’s award potential ranged from 50% of target for achieving threshold performance to 150% of target for results at or above the applicable maximum goal. Awards between threshold and maximum for each executive are interpolated on a straight-line basis between the points shown in the chart below.

Performance results for EBITDA for Progressive also exceeded our expectations, but revenues were slightly below target, as indicated below.

Financial Performance Measure—Progressive	Weight	Financial Performance Goals— Quarterly and Annual ($ in millions)				Actual Results, as Adjusted	Award Earned as % of Target based on Annual Results
		Threshold	Interim	Target	Maximum*
Revenues	40%
Quarter 1		$196	$221	$245	$368	$252
Quarter 2		$205	$230	$256	$384	$256
Quarter 3		$229	$258	$286	$429	$266
Annual		$883	$994	$1,104	$1,656	$1,049	95%
EBITDA	60%
Quarter 1		$15	$17	$19	$29	$28
Quarter 2		$18	$21	$23	$35	$36
Quarter 3		$24	$27	$30	$45	$18
Annual		$82	$92	$102	$153	$110	116%
Payout as % of Target		50%	80%	100%	200%
Award earned as % of Target							108%

*	Mr. Doman’s award maximum was capped at 150% of target per the terms of the plan, at performance levels that are halfway between the target and maximum goals shown above. However, because performance did not exceed the maximum level applicable to him, the award he earned is the same percentage of target as that shown above.

All Plans. The chart below shows the final annual cash incentive awards to our named executive officers after awards to Messrs. Robinson, Danielson and Michaels were reduced:

Named Executive Officer	Award Earned under Annual Incentive Plan	Reduction	Final 2015 Cash Bonus
John W. Robinson III	$799,000	$(44,400)	$754,600
Gilbert L. Danielson	$539,300	$(29,900)	$509,400
Steven A. Michaels	$468,200	$(26,200)	$442,000
Ryan K. Woodley	$430,400	$—	$430,400
Curtis L. Doman	$403,500	$—	$403,500

Program Changes for 2016. After considering the economic challenges we face, and the evolution of our business strategy, the Compensation Committee concluded that continuing to use revenues and EBITDA as annual incentive plan performance measures, along with measures related to pricing, technology and quality initiatives that will apply to select executives would best support the Company’s compensation objectives during 2016. The level at which performance is measured, and the weightings of the measures, will again vary based on an executive’s organizational level of responsibility. Performance and payout leverage at threshold and maximum will be aligned across the overall Company, Core and Progressive programs. Finally, awards for all executive officers will be based solely on annual performance results, and paid only after year-end.

Long-Term Equity Incentive Awards

Aaron’s long-term equity awards are intended to:

•	reward the achievement of long-term business objectives that benefit our shareholders;

•	align the interests of our executives with those of our shareholders; and

•	assist with retaining our senior management to ensure continuity of leadership.

The Compensation Committee considers a number of factors in structuring our long-term equity awards program. In addition to the objectives outlined above, the Compensation Committee also considers market design practices, potential for dilution, accounting expense and other internal considerations when deciding on the structure and size of equity awards.

2015 Program. Each year, the Compensation Committee grants equity awards to our named executive officers. The Compensation Committee designed the 2015 program to measure performance from multiple perspectives because this approach supports its objectives for the overall compensation program. Accordingly, in 2015 the Compensation Committee granted equity awards to each of our named executive officers (other than Mr. Robinson) in the form of performance shares, stock options, and time-based restricted stock units (“RSUs”). Mr. Robinson also was granted performance shares and time-based RSUs in 2015; however, the stock option portion of his overall 2015 target long-term incentive award was granted in December 2014 following his promotion to CEO. In the aggregate, these equity awards serve to align the interests of our named executive officers with those of our shareholders.

The key objectives, relative allocation of grant date award values, and features of each form of equity award granted under our 2015 long-term incentive award program are described below.

Target awards. Mr. Robinson’s target award is expressed as a dollar amount, with an annual grant date value that was established at $5.2 million as per the employment agreement we entered into with him when he was promoted to serve as our CEO. Target awards for 2015 for our other named executive officers are expressed as a percentage of base salary, and are shown below:

Named Executive Officer	LTIP Target as a Percentage of Base Salary
Gilbert L. Danielson	150%
Steven A. Michaels	200%
Ryan K. Woodley	400%
Curtis L. Doman	300%

These award target percentages were set by the Compensation Committee after reviewing the general award levels across our historical retail-oriented peer group for Messrs. Danielson and Michaels, as described above, and considering the responsibilities of each named executive officer. As a result, the level for Mr. Michaels was increased from 150% of base salary to 200% of base salary. The award levels for Messrs. Woodley and Doman were established when they became participants in our long-term incentive program; they did not participate in this program in 2014 after we acquired Progressive. Mr. Woodley’s target award was set concurrent with his promotion to CEO of Progressive, with awards for both Messrs. Woodley and Doman set at levels considered appropriate for their respective roles and to both motivate them and promote retention, but without regard to any specific market targets.

Awards generally are converted to a target number of performance shares and time-based RSUs by dividing the allocable portion of the grant date award value by our closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology. After Mr. Robinson became our CEO in late 2014, the Compensation Committee concluded that it would be motivating and appropriate to determine Mr. Robinson’s 2015 long-term incentive awards by reference to our stock price as of the effective date of his employment agreement.

Key details of each type of award under our program, and the allocation of the grant date value of the award, are described below.

Performance shares – 50%. Performance shares could be earned based on the following parameters:

•	Performance shares could be earned by Messrs. Robinson, Danielson and Michaels based on the degree to which annual performance goals for total Company revenues, EBITDA, and return on capital for the one-year period ending on December 31, 2015 were achieved. Performance shares could be earned by Messrs. Woodley and Doman based on the degree to which annual performance goals for invoice volume and EBITDA for Progressive for the one-year period ending on December 31, 2015 were achieved. Performance results for each measure are assessed separately and exclude the effects of certain strategic initiatives and acquisition-related items of revenue or gain and expense or loss that were not included by the Compensation Committee when the 2015 performance goals were set.

•	The Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings. It imposed the additional service period to promote retention and to ensure that the ultimate value of any awards earned was tied to subsequent stock price performance.

•	Performance results were based on annual financial results as compared to performance targets that were established early in the year. As stated above, results for all measures exclude the effects of certain strategic initiatives and acquisition-related items of revenue or gain and expense or loss that were not included by the Compensation Committee when the 2015 performance goals were set.

•	Revenues are based on Company revenues for 2015.

•	EBITDA is based on Company or Progressive results for 2015.

•	Return on capital for Aaron’s Inc. was measured by dividing net operating profit after tax by the sum of average net debt and average total shareholders’ equity. Net operating profit after tax is based on operating profit before tax. Average net debt is the average of debt less cash and cash equivalents as measured at the end of each of 2015 and 2014. Average total shareholders’ equity is the average of total shareholders’ equity as reported in our financial statements at the end of 2015 and 2014.

•	Invoice volume for Progressive is defined as the retail price of lease merchandise acquired and leased by Progressive during the performance period, excluding returns.

•	Any awards earned will vest ratably over three years. The initial one-third of shares earned for 2015 performance were distributed in March of 2016 after performance results were certified by the Compensation Committee. The balance of shares earned will vest ratably over the next two years.

•	Performance shares earned will be distributed in the form of Company common stock upon vesting.

The performance goals and actual results for Messrs. Robinson, Danielson and Michaels are shown below. The number of shares that could be earned range from a low of 25% of the target award if threshold performance goals for all measures were achieved, to a maximum of 200% of the target award if the maximum performance goals were achieved.

Financial Performance Measure—Aaron’s, Inc.	Weight	Financial Performance Goals and Related Payouts			Actual Results, as Adjusted	Award Earned as % of Target
		Threshold	Target	Maximum
Total Revenues	50%	$2.74 billion	$3.22 billion	$3.71 billion	$3.18 billion	93%
Total EBITDA	25%	$263.1 million	$309.5 million	$356.0 million	$322.7 million	127%
Return on Capital	25%	6.5%	7.4% - 7.9%	8.8%	8.2%	137%
Payout as % of Target		25%	100%	200%
Award earned as % of Target						112%

For Messrs. Woodley and Doman, the number of shares that could be earned range from a low of 50% of target for achieving threshold performance goals to a maximum of 200% of the target award. The payout scale adjusts based on performance level achieved, as follows:

•	80% to 89.9% of target: Payout increases by four percentage points for each percentage point improvement in performance.

•	90% to 99.9% of target: Payout increases by one percentage point for each percentage point improvement in performance.

•	100% to 109.9%: Payout increases by two percentage points for each percentage point improvement in performance.

•	110.0% to 119.9%: Payout increases by three percentage points for each percentage point improvement in performance.

•	120% to 130%: Payout increases by four percentage points for each percentage point improvement in performance.

•	130% to 132%: Payout increases by five percentage points for each percentage point improvement in performance, until the payout maximum of 200% of target is reached.

Awards for performance results between the levels described above are interpolated on a straight-line basis.

Financial Performance Measure—Progressive	Weight	Financial Performance Goals and Related Payouts ($ in millions)			Actual Results, as Adjusted	Award Earned as % of Target
		Threshold	Target	Maximum
EBITDA	40%	$82	$102	$135	$110	117%
Invoice Volume	60%	$698	$873	$1,152	$778	87%
Payout as % of Target		50%	100%	200%
Award earned as % of Target						99%

Time-based RSUs—25%. Time-based RSUs vest pro rata over a three-year period, to promote retention and greater alignment with the interests of our shareholders.

Stock options—25%. Stock options vest pro rata over a three year period, to promote retention and greater alignment with the interests of our shareholders. Stock options only deliver value to executives if our share price increases after the grant date.

Total 2015 Equity Awards. The long-term incentive target awards that were granted to our named executive officers pursuant to the 2015 program structure are set forth in the table below:

Named Executive Officer	Number of Options	Number of Time Based Restricted Stock Units	Number of Performance Shares	Aggregate Shares Underlying Target 2015 Equity Awards
John W. Robinson III	—	59,867	99,770	159,637
Gilbert L. Danielson	31,000	9,000	18,100	58,100
Steven A. Michaels	25,200	7,300	14,700	47,200
Ryan K. Woodley	42,600	12,400	24,800	79,800
Curtis L. Doman	30,000	8,700	17,500	56,200

Performance shares earned. The performance shares earned by each named executive officer was determined after year-end, after the Committee certified the performance results achieved. Shares earned were calculated by multiplying the target performance shares shown above by the respective percent of target achieved (112% for Messrs. Robinson, Danielson and Michaels, and 99% for Messrs. Woodley and Doman). Awards earned were settled in shares that vest one-third each year over a three-year period beginning March 15, 2016.

CFO LTIP Equity Award. In 2013, Mr. Danielson was granted 75,000 performance-based restricted stock units. These awards can be earned upon the achievement of annual revenue growth and pre-tax profit margin targets. These performance measures were selected because of their importance to our overall business results and because they are viewed as solid indicators of our financial success.

The structure of the performance-based restricted stock units granted in 2013 is shown in the table below:

Grant Year	Performance Measure	Year Performance is Measured and Number of Shares that can be Earned
		2013	2014	2015
2013	6% Revenue Growth	12,500	12,500	12,500
	9.5% Pre-tax Profit Margin	12,500	12,500	12,500

As indicated, one third of each grant could be earned at the end of each year in the three-year performance period. Of each third, 50% can be earned based on meeting the revenue growth goal and 50% based on meeting the pre-tax profit margin goal. Annual results exclude the effects of certain strategic initiatives and acquisition-related items of revenue or gain and expense or loss and are measured separately for each goal so that an award can be earned for meeting one goal without regard to whether the second goal is met. Any earned performance-based restricted stock units will vest and be settled in shares of common stock after the end of the three-year performance period. Furthermore, no additional performance-based restricted stock units may be earned if actual performance exceeds the targets.

The performance goals for each year’s tranche of this grant were originally set at 6% year-over-year revenue growth and 9.5% pre-tax profit margin. In light of our acquisition of Progressive, the Committee concluded that the original goals no longer applied to the 2015 performance period. Accordingly, as permitted under the original award agreement, the Committee revised the performance goals for the 2015 tranche to more closely align with the Company’s 2015 business plan by increasing the revenue growth goal from 6% to require 17.3% growth over our 2014 revenues as originally reported in our 10-K for 2014, and decreasing the pre-tax profit margin goal from 9.5% to 5.9%.

Based on pre-tax profit margin results of 6.7%, Mr. Danielson earned 12,500 performance-based restricted stock units. However, he forfeited the 12,500 performance-based restricted stock units that could have been earned based on the revenue growth goal because our 2015 revenues were only 16.6% greater than our 2014 revenues as originally reported.

CEO Discretionary Equity Award Pool. In 2015, the Compensation Committee again established a pool of 100,000 shares to be granted by the Chief Executive Officer at his discretion for retention and recognition purposes. Any awards proposed by Mr. Robinson for executive officers must be approved by the Compensation Committee. No awards to executive officers were made from this pool during 2015.

Program Changes for 2016. For 2016, the Compensation Committee concluded that the overall structure of the LTIP should remain the same as in 2015, in terms of the mix of award types. Whereas the same metrics and weightings will be used for the performance shares granted to Aaron’s executives, the Compensation Committee determined that the metrics for performance shares granted to Progressive executives should be expanded to include measures of Company-wide performance as well as measures of Progressive performance. Further, the performance and payout leverage structures will be the same at threshold and maximum across all business units. Finally, the Compensation Committee again established a pool of 100,000 shares to be granted by the Chief Executive Officer at his discretion for retention and recognition purposes, with the same conditions described above that applied to the 2015 pool.

Indirect Compensation and Perquisites

Our executive compensation program also provides certain benefits and perquisites to our named executive officers. The value of these benefits and perquisites represents a small portion of a named executive officer’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of the named executive officers.

Benefits. Our named executive officers receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally. They also are eligible to participate on the same basis as other employees in the 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service with the Company and who meet certain eligibility requirements are eligible for a Company match.

Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.

Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 100% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make matching contributions under the same formula that applies for our 401(k) Plan.

The Company paid aggregate matching 401(k) Plan contributions of $39,984, respectively for the named executive officers in 2015. The Company did not make any matching contributions for the named executive officers under the Deferred Compensation Plan in 2015.

Corporate Aircraft Use. The named executive officers may use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to the named executive officer for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each named executive officer, if any, is included under the “All Other Compensation” column of “Executive Compensation—Summary Compensation Table.”

Club Dues. The Company reimbursed Mr. Danielson’s monthly club dues during 2015. The Company does not pay club dues for any other named executive officer.

Our Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company.

Employment Agreements and Other Post-Termination Protections

To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.

Accordingly, we have entered into employment agreements with certain of our named executive officers. We also adopted an Executive Severance Pay Plan, which we refer to as the “Severance Plan”. Both the employment agreements and the Severance Plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.

The specific details of the employment agreements for each named executive officer subject to an agreement and the provisions of the Severance Plan are described later in this proxy statement, in the sections titled “—Employment Agreements with Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control.”

Tally Sheets

In 2015, the Compensation Committee reviewed tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing long-term incentives, severance and change-in-control arrangements. The tally sheets are intended to facilitate the Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Committee in its overall evaluation of our program.

Related Policies and Considerations

Stock Ownership Guidelines. The Compensation Committee approved the adoption of stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines for our named executive officers:

Feature	Provision
Required levels for named executive officers	Chief Executive Officer: 5x base salary EVP and CFO, President, and CEO, Progressive: 3x base salary Chief Technology Officer, Progressive: 1x base salary

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs Earned but unvested performance shares “In the money” value of vested but unexercised stock options

Retention Ratio	Hold 50% of net after-tax shares from awards until ownership guideline is met

Policy on Compensation Deductibility. Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our Chief Executive Officer and the three-other most highly-paid named executive officers (excluding our Chief Financial Officer Mr. Danielson) is not deductible for federal income tax purposes unless that compensation (i) is “performance-based,” (ii) was awarded under a performance-based plan approved by shareholders, and (iii) complies with certain other tax law requirements. The Company’s shareholders have previously approved the plans and terms under which the Company’s annual and long-term performance incentive awards may qualify as performance-based.

The Compensation Committee intends to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but recognizes that doing so may not always be feasible. Other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so.

Forfeiture of Awards. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our named executive officers may be required to repay to the Company the difference between the amount of incentives received and the amount that would have been payable under the restated financial statements.

Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of the Company’s securities. These prohibited transactions include trading in puts, calls, short sales or hedging transactions. Pledging of Company securities also is prohibited under our Insider Trading Policy.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the board of directors and available through the Company’s website, http://www.aaronsinc.com. The Committee is composed of six independent members of the Board as defined under the listing standards of the New York Stock Exchange and under the charter. The Compensation Committee is responsible for assisting the board of directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to its 2016 Annual Meeting of Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Based on such review and discussion, the Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the board of directors.

Kathy T. Betty (Chair)

Matthew E. Avril

Leo Benatar

Hubert L. Harris, Jr.

H. Eugene Lockhart

Ray M. Robinson

EXECUTIVE COMPENSATION

The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2015, 2014 and 2013, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
John W. Robinson III	2015	700,000	5,443,622	—	754,600	32,435	(4)	6,930,657
Chief Executive Officer	2014	313,571	974,046	1,543,888	461,336	10,431		3,303,272

Gilbert L. Danielson	2015	675,000	924,110	240,870	509,400	16,095	(5)	2,365,475
Executive Vice President and	2014	675,000	1,143,673	247,715	153,090	15,720		2,235,198
Chief Financial Officer	2013	675,000	2,194,500	—	298,000	14,017		3,181,517

Steven A. Michaels	2015	410,000	750,200	195,804	442,000	11,071	(6)	1,809,075
President	2014	374,096	711,473	119,941	265,000	9,714		1,480,224

Ryan K. Woodley	2015	410,963	1,197,840	384,252	430,400	10,768	(7)	2,434,223
Chief Executive Officer
Progressive

Curtis L. Doman	2015	387,213	843,640	270,600	403,500	10,787	(8)	1,915,740
Chief Technology Officer
Progressive

(1)	Represents the aggregate grant date fair value of awards of time-based RSUs and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions used in calculating these amounts. For the time-based RSUs, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the performance share awards, the grant date fair value would be: Mr. Robinson $6,804,314; Mr. Danielson $1,234,420; Mr. Michaels $1,002,540; Mr. Woodley $1,597,120; and Mr. Doman $1,127,000.
(2)	Reflects the value of the cash bonus earned under our non-equity incentive plan.
(3)	We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. During 2015, we calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hanger expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
(4)	Reflects costs associated with use of Company aircraft.
(5)	Includes (i) reimbursement of club dues in the amount of $7,872 (ii) matching contributions in the amount of $8,184 made by the Company to Mr. Danielson’s account in the Company’s 401(k) plan and (iii) costs associated with the use of Company aircraft in the amount of $40.
(6)	Includes (i) matching contributions in the amount of $10,600 made by the Company to Mr. Michaels’ account in the Company’s 401(k) plan, (ii) costs associated with the use of Company aircraft in the amount of $40 and (iii) payment of insurance premiums in the amount of $431.
(7)	Includes (i) matching contributions in the amount of $10,600 made by the Company to Mr. Woodley’s account in the Company’s 401(k) plan and (ii) certain life insurance benefits provided by the Company having an imputed value of $168.
(8)	Includes (i) matching contributions in the amount of $10,600 made by the Company to Mr. Doman’s account in the Company’s 401(k) plan and (ii) certain life insurance benefits provided by the Company having an imputed value of $187.

Grants of Plan-Based Awards in 2015

Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2015. Set forth below is information regarding awards granted in 2015.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Robinson III		175,000	700,000	1,400,000
	5/6/2015				24,943	99,770	199,540				3,402,157
	5/6/2015							59,867			2,041,465
Gilbert L. Danielson		118,125	472,500	945,000
	5/6/2015				4,525	18,100	36,200				617,210
	5/6/2015							9,000			306,900
	3/10/2015								31,000	28.10	240,870
Steven A. Michaels		102,500	410,000	820,000
	5/6/2015				3,675	14,700	29,400				501,270
	5/6/2015							7,300			248,930
	3/10/2015								25,200	28.10	195,804
Ryan K. Woodley		200,000	400,000	800,000
	2/6/2015				12,400	24,800	49,600				798,560
	2/6/2015							12,400			399,280
	2/6/2015								42,600	32.20	384,252
Curtis L. Doman		187,500	375,000	562,500
	2/6/2015				8,750	17,500	35,000				563,500
	2/6/2015							8,700			280,140
	2/6/2015								30,000	32.20	270,600

(1)	For the named executive officers, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for revenue and EBITDA, measured on a Company-wide basis or for Progressive, based on each executive’s organizational level. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.
(2)	Represents the performance shares granted under our 2015 long-term equity incentive award program. Performance metrics for Messrs. Robinson, Danielson and Michaels included overall Company total revenues, EBITDA and return on capital. Performance metrics for Messrs. Woodley and Doman included Progressive EBITDA and invoice volume. For Messrs. Robinson, Danielson and Michaels the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. For Messrs. Woodley and Doman the threshold number of shares represents 50% of target, and the maximum number of shares represents 200% of target. Any awards earned vest one-third each year over a three-year period beginning on March 15, 2016. Based on our performance for the year, performance shares were earned under the 2015 program at 112% of target for Messrs. Robinson, Danielson and Michaels, and at 99% of target for Messrs. Woodley and Doman.
(3)	Includes the time-based RSUs granted to each of our named executive officers under our 2015 long-term equity incentive award program, that vest one-third each year over a three-year period beginning on March 15, 2016.
(4)	Includes stock options granted under our 2015 long term equity incentive award program that vest one-third each year over a three-year period beginning March 15, 2016.
(5)	Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions used in calculating these amounts.

Employment Agreements with Named Executive Officers

Employment Agreement with Mr. Robinson. In connection with his appointment as Chief Executive Officer effective November 10, 2014, we entered into a new employment agreement with Mr. Robinson that superseded the prior agreement we entered into with him when we acquired our Progressive segment.

Mr. Robinson’s compensation as Chief Executive Officer was established by the Compensation Committee after considering the following: his compensation as Chief Executive Officer of Progressive, the significant increase in his responsibilities as a result of his appointment as Chief Executive Officer of the Company, market compensation levels generally for chief executive officers across the Company’s historical retail-oriented peer group, and the need to provide compensation opportunities to Mr. Robinson commensurate with his experience in and knowledge of the industry.

Mr. Robinson’s current agreement contains a rolling, three year term although the Company may, upon proper notice, cease the automatic extension. The agreement provides for an annual base salary of $700,000 for Mr. Robinson, a target annual incentive award of 100% of base salary, and a 2015 target long-term incentive award with a value of $5,200,000. The agreement also provided for an initial equity grant of 5,000 time-based RSUs that vest on the first anniversary of the grant date.

Pursuant to this agreement, Mr. Robinson is entitled to participate in any of the Company’s present and future stock or cash based bonus plans that are generally available to the Company’s executive officers. Mr. Robinson is also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Specific benefits will be provided in the event Mr. Robinson’s employment is terminated without cause by the Company or by him for good reason which are discussed in greater detail in “—Potential Payments Upon Termination or Change in Control.” Mr. Robinson’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.

Employment Agreement with Mr. Danielson. In January 2016, we entered into an amended and restated employment agreement with Mr. Danielson in connection with his retirement as our Chief Financial Officer and his agreement to continue working for us through the remainder of 2016. As amended and restated, we agreed to treat Mr. Danielson’s retirement at the end of the year as a termination without cause based on his compensation as of February 18, 2016. Under Mr. Danielson’s amended and restated employment agreement, Mr. Danielson’s annual compensation was reduced to a rate of $200,000 for the period from February 18, 2016 until December 31, 2016.

Prior to its amendment and restatement in connection with Mr. Danielson’s resignation, our employment agreement with Mr. Danielson provided for an annual base salary of $675,000 and entitled Mr. Danielson to participate in any of the Company’s present and future stock or cash based bonus plans generally available to the Company’s executive officers. Mr. Danielson continues to be entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Under his employment agreement, Mr. Danielson has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.

Employment Arrangements with Mr. Woodley. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Woodley to serve as the Chief Operating Officer / Chief Financial Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Woodley is eligible to participate in the Company’s annual cash and long term incentive programs. Mr. Woodley will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Mr. Woodley has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. The Company subsequently appointed Mr. Woodley as Chief Executive Officer of Progressive in January 2015.

Employment Arrangements with Mr. Doman. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Doman to serve as the Chief Technology Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Doman is eligible to participate in the Company’s annual cash and long term incentive programs. Mr. Doman will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Under his employment agreement, Mr. Doman has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.

Aaron’s, Inc. 2015 Equity and Incentive Plan

General. The purpose of the Aaron’s, Inc. 2015 Equity and Incentive Plan (the “2015 Plan”), which was approved by our shareholders at an annual meeting on May 6, 2015, is to promote the long-term growth and profitability of Aaron’s and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the 2015 Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders. The 2015 Plan may be amended and terminated by the Compensation Committee at any time, and no awards may be made under the 2015 Plan after March 10, 2025.

Administration. The Compensation Committee administers the 2015 Plan and has the right to select the persons who receive awards under the 2015 Plan. The Compensation Committee also has the authority to set the terms and conditions of all grants and awards made under the 2015 Plan, including the term, exercise price, vesting conditions, performance measures and the consequences of termination of employment of any such grants and awards. In particular, the Compensation Committee has the authority to reduce any award as it determines appropriate and, with regard to performance criteria, to determine whether the applicable performance criteria have been met for any awards made under the 2015 Plan.

Awards Available for Grant. The 2015 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, annual cash incentive awards and other stock-based awards to eligible participants. Incentive stock options may only be granted to employees of the Company or its subsidiaries.

Number of Shares Authorized. The number of shares available for issuance pursuant to awards granted under the 2015 Plan is 5,000,000 shares, subject to certain adjustments described in the 2015 Plan. Except to the extent the Compensation Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m) of the Internal Revenue Code of 1986, the number of awards that, in the aggregate, may be granted in any one fiscal year to any participant is limited as follows:

•	the maximum number of options and SARs is 1,000,000;

•	the maximum number of shares of restricted stock and/or RSUs is 600,000 shares and/or units;

•	the maximum aggregate payout with respect to performance units is $5,000,000 dollars (to the extent settled in cash) or 600,000 shares (to the extent settled in shares);

•	the maximum number of other awards is the fair market value (determined as of the grant date) of 600,000 shares;

•	the maximum aggregate payout (determined as of the end of the applicable performance period) with respect to annual incentive awards is $5,000,000;

•	the maximum aggregate number of shares under all awards granted in any one fiscal year to any non-employee director (excluding any awards made at the election of the director in lieu of all or a portion of the director’s annual and committee cash retainer fees) is 20,000 shares.

The limitations on performance shares, performance units and other awards are applied based on the maximum amount that could be paid under each such award.

Executive Bonus Plan

Our Executive Bonus Plan was an annual performance-based cash incentive plan which was replaced last year by the 2015 Plan and is no longer open to participation by any of our employees, officers or directors. When it remained in place, our Executive Bonus Plan was administered by the Compensation Committee. As administrator, our Compensation Committee was empowered to determine (i) who was entitled to participate, (ii) the performance targets and measurement criteria, (iii) the portion of participant’s salary that would be paid as an incentive award upon satisfaction of performance thresholds, (iv) the manner of payment and (v) the times and conditions subject to which the awards would become payable.

Amended and Restated 2001 Stock Option and Incentive Award Plan

The Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended (the “2001 Incentive Plan”), was also terminated and replaced last year by the 2015 Plan. The 2001 Incentive Plan is no longer open to participation by any of our employees, officers or directors, and no further awards may be granted under the 2001 Incentive Plan. While the plan remained in effect, the Compensation Committee administered the 2001 Incentive Plan and had the exclusive right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment. The Compensation Committee also selected the persons who receive such grants and awards and interpreted and administered the 2001 Incentive Plan.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information on outstanding stock option and stock awards held by the named executive officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2015, which was $22.39.

Name of Executive	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Un- exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John W. Robinson III	53,640	(2)	107,279	(2)	27.80	12/5/2024
							28,846	(3)	645,862	199,540	(5)	4,467,701
							59,867	(4)	1,340,422
Gilbert L. Danielson	75,000		—		14.11	10/16/2018
	—		25,776	(6)	29.77	2/18/2024
			31,000	(7)	28.04	3/10/2025
							8,503	(8)	190,382
							9,000	(4)	201,510
							12,500	(9)	279,875	25,000	(10)	559,750
										36,200	(5)	810,518
Steven A. Michaels	11,250		—		19.92	2/23/2020
	—		4,735	(6)	29.77	2/18/2024
	—		7,597	(11)	29.25	4/15/2024
	—		25,200	(7)	28.04	3/10/2025
							581	(12)	13,009	29,400	(5)	658,266
							582	(12)	13,031
							847	(13)	18,964
							679	(14)	15,203
							666	(15)	14,912
							629	(16)	14,083
							2,000	(8)	44,780
							1,562	(8)	34,973
							2,506	(17)	56,109
							7,300	(4)	163,447
Ryan K. Woodley			42,600	(7)	32.20	2/6/2025
							26,923	(3)	602,806	24,800	(18)	555,272
							12,400	(4)	277,636
Curtis L. Doman			30,000	(7)	32.20	2/6/2025
							26,923	(3)	602,806	17,500	(18)	391,825
							8,700	(4)	194,793

(1)	Reflects award value based on a share price of $22.39, the closing price of our common stock on December 31, 2015.
(2)	These options vest 34% on November 10, 2015, 33% on November 10, 2016 and 33% on November 10, 2017.
(3)	These RSUs will vest on April 15, 2018.
(4)	These RSUs vest 34% on March 15, 2016, 33% on March 15, 2017 and 33% on March 15, 2018.
(5)	Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Company performance at year-end that is estimated at 112% of target, are reflected at the maximum award level. Performance shares earned vest 34% on March 15, 2016, 33% on March 15, 2017 and 33% on March 15, 2018.

(6)	These options will vest on February 18, 2017.
(7)	These options vest 34% on March 15, 2016, 33% on March 15, 2017 and 33% on March 15, 2018.
(8)	These RSUs will vest on February 18, 2017.
(9)	These 12,500 performance-based restricted stock units were earned in February 2015 based on our performance for 2014 and are subject to a further time vesting requirement (until February 18, 2016).
(10)	12,500 of these performance-based restricted stock units were earned in February 2016 based on our performance for 2015 and are subject to a further time vesting requirement (until February 18, 2016) and 12,500 were forfeited in February 2016.
(11)	These options will vest on April 15, 2017.
(12)	These RSUs will vest on August 15, 2016.
(13)	These RSUs will vest on July 10, 2017.
(14)	These RSUs will vest on August 7, 2017.
(15)	These RSUs will vest on November 6, 2017.
(16)	These RSUs will vest on February 18, 2018.
(17)	These RSUs will vest on April 15, 2017.
(18)	Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Progressive performance at year-end that is estimated at 98% of target, are reflected at the target award level. Performance shares earned vest 34% on March 15, 2016, 33% on March 15, 2017 and 33% on March 15, 2018.

Option Exercises and Stock Vested in 2015

The following table provides information for the named executive officers on (i) stock option exercises during 2015, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John W. Robinson III	—	—	5,000	125,500
Gilbert L. Danielson	—	—	37,500	1,078,500
Steven A. Michaels	—	—	—	—
Ryan K. Woodley	—	—	—	—
Curtis L. Doman	—	—	—	—

(1)	Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide defined benefit pension plans for our named executive officers.

Non-Qualified Deferred Compensation as of December 31, 2015

Effective July 1, 2009, the Company implemented the Aaron’s, Inc. Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 100% of their annual bonus, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Amounts deferred under the Deferred Compensation Plan are credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in our consolidated balance sheets. Our aggregate liabilities under the Deferred Compensation Plan were approximately $11.6 million and $12.7 million as of December 31, 2015 and 2014, respectively. Liabilities are recorded at amounts due to participants, based on the fair value of participants’ selected investments. The Company has established a rabbi trust to fund our obligations under the Deferred Compensation Plan with Company-owned life insurance. The obligations are unsecured and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The cash surrender value of these policies totaled $15.4 million and $14.5 million as of December 31, 2015 and 2014, respectively, and is included in prepaid expenses and other assets in our consolidated balance sheets.

Deferred compensation expense charged to operations for the Company’s matching contributions totaled $27,000 and $89,000 in 2015 and 2014, respectively. Benefits of $1.7 million and $1.9 million were paid during the years ended December 31, 2015 and 2014, respectively.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2015	Company Contributions in 2015	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2015
John W. Robinson III(1)	$—	$—	$—	$—	$—
Gilbert L. Danielson	—	—	(27,770)	—	1,423,446
Steven A. Michaels	60,250	—	(6,293)	—	224,768
Ryan K. Woodley(1)	—	—	—	—	—
Curtis L. Doman(1)	—	—	—	—	—

(1)	Messrs. Robinson, Woodley and Doman do not participate in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

John W. Robinson III. The employment agreement with Mr. Robinson specifies the payments to be provided if Mr. Robinson’s employment is terminated under various scenarios described in the agreement, including death, disability, termination with or without cause, and termination with or without good reason.

Other than during the two years following a change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) continued payment of salary for a period of twenty-four months and additional cash payments during each of the twenty-four months equal to one-twelfth of his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four multiplied by the difference between the monthly cost of participating in the Company’s medical and dental programs under COBRA and the monthly premium that an active employee would pay for the same coverage, as of the date of termination, (y) vesting of all outstanding equity awards that have been granted to him to the extent provided under the terms of such awards and (z) payment for all accrued paid time off through his date of termination.

During the two years following any change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) cash in an amount equal to two times his base salary plus two times his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four times the applicable COBRA premium to participate in the Company’s medical and dental programs, as of the date of termination, (y) full vesting of all outstanding equity awards that have been granted to him and (z) payment for all accrued paid time off through his date of termination.

If Mr. Robinson voluntarily terminates his employment (other than for good reason or due to death or disability) or is involuntarily terminated by the Company for cause, Mr. Robinson would be entitled only to accrued but unpaid salary and earned bonus through the last day of his employment.

In the event of Mr. Robinson’s termination due to death or disability, Mr. Robinson (or his estate or beneficiary, as the case may be) would be entitled to receive any amounts accrued through his termination, including base salary and earned bonus. In addition, he would also be entitled to receive a pro rata bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated based on the number of days he worked in such year.

If any payments to be made or benefits to be provided under the CEO Agreement would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, would constitute a parachute payment, unless the net after-tax amount Mr. Robinson would receive without this reduction exceeds by at least 10% the net after-tax amount he would receive with this reduction.

Assuming Mr. Robinson’s employment terminated or there was a change in control on December 31, 2015, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination for cause	$—	—	—	$—
Termination without cause before Change in Control	$580,668	$2,829,706	$269,109	$3,679,483
Termination for good reason before Change in Control	$580,668	$2,829,706	$269,109	$3,679,483
Termination following Change in Control (without cause or for good reason)	$580,668	$2,847,060	$4,220,134	$7,647,862
Termination due to death	$754,600	—	$4,220,134	$4,974,734
Termination due to disability	$754,600	—	$4,220,134	$4,974,734
Termination by Executive for any other reason	$754,600	—	—	$754,600
Change in Control only (remains employed)	$—	—	$645,862	$645,862

Gilbert L. Danielson. As previously discussed in “—Employment Agreements with Named Executive Officers,” in January 2016, we entered into an amended and restated employment agreement with Mr. Danielson in connection with his retirement as our Chief Financial Officer. However, our employment agreement with Mr. Danielson continues to specify the payments to be provided if Mr. Danielson’s employment is terminated under various scenarios, including death, disability, termination with or without cause, and termination with or without good reason.

If Mr. Danielson is (i) involuntary terminated by the Company without cause or (ii) terminates his employment for good reason following a change in control of the Company, he would be entitled to (w) continued payment of salary for a period of twenty-four months, (x) severance equal to twice the average cash bonus for the immediately preceding two calendar years, (y) cash payment in an amount sufficient after taxes to equal the cost of continued health care premiums and benefits for a twenty-four month severance period and (z) full vesting of all outstanding stock options, performance shares, RSUs and other equity awards that have been granted to the executive.

If Mr. Danielson elects to voluntarily terminate his employment (other than for good reason following a change in control of the Company), he would be entitled only to accrued but unpaid base salary and earned bonus. In addition, he would be entitled to a pro-rata portion of the annual cash bonus for the year of termination, prorated for the period actually worked during the year.

If Mr. Danielson is terminated by the Company for cause, he would be entitled only to accrued but unpaid base salary and earned bonus.

In the event of a termination of employment due to death or disability, Mr. Danielson (or his estate or beneficiary, as the case may be) would be entitled to receive his accrued amounts. In addition, and assuming the termination occurs following the end of the first quarter, the executive will also be entitled to a prorated bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable to Mr. Danielson under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated as appropriate based on the number of days he worked in such year, divided by 365 days. A termination due to Mr. Danielson’s death or disability would not result in a forfeiture of any awards which were vested at the time of his death or disability.

If any payments to be made or benefits to be provided under the agreement would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, constitutes a parachute payment, unless the net after-tax amount Mr. Danielson would receive without this reduction exceeds by at least 10% the net after-tax amount Mr. Danielson would receive with this reduction.

Assuming Mr. Danielson’s employment terminated or there was a change in control on December 31, 2015, and based on Mr. Danielson’s employment agreement which was in effect at that time, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination for cause	$—	—	—	$—
Termination without cause before Change in Control	$225,545	$1,848,150	$1,636,776	$3,710,471
Termination for good reason before Change in Control	$509,400	$—	$—	$509,400
Termination following Change in Control (without cause or for good reason)	$225,545	$1,848,150	$1,636,776	$3,710,471
Termination due to death	$509,400	—	$1,636,776	$2,146,176
Termination due to disability	$509,400	—	$797,151	$1,306,551
Termination by Executive for any other reason	$509,400	—	—	$509,400
Change in Control only (remains employed)	$—	—	$1,030,007	$1,030,007

Steven A. Michaels, Ryan K. Woodley and Curtis L. Doman. Each of Messrs. Michaels, Woodley or Doman would receive awards under our Severance Plan upon termination of employment without cause or following a corporate transaction. Under the terms of our Executive Bonus Plan that applied to Mr. Woodley in 2015, non-equity awards would also be granted in certain instances upon termination of employment or in the event of a change-in-control. Under the 2001 Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances upon termination of employment or in the event of a change-in-control. Under the

2015 Equity Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances but only upon termination of employment. Finally, Messrs. Woodley and Doman would also receive additional payments under their employment arrangements with the Company upon termination of their employment due to resignation for good reason, or in the case of death or disability.

Assuming Mr. Michaels’ employment terminated or there was a change-in-control on December 31, 2015, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination for cause	$—	—	—	$—
Termination without cause before Change in Control	$—	$426,853	$—	$426,853
Termination for good reason before Change in Control	$—	$—	$—	$—
Termination following Change in Control (without cause or for good reason)	$442,000	1,673,706	$717,644	$2,833,350
Termination due to death	$—	—	$717,644	$717,644
Termination due to disability	$—	—	628,443	$628,443
Termination by Executive for any other reason	$—	—	$—	$—
Change in Control only (remains employed)	$—	—	225,064	$225,064

Assuming Mr. Woodley’s employment terminated or there was a change-in-control on December 31, 2015, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination for cause	$—	$—	$—	$—
Termination without cause before Change in Control	$—	$415,631	$251,169	$666,800
Termination for good reason before Change in Control	$—	$415,631	$251,169	$666,800
Termination following Change in Control (without cause or for good reason)	$233,200	$1,631,262	$1,435,714	$3,300,176
Termination due to death	$233,200	$—	$1,435,714	$1,668,914
Termination due to disability	$233,200	$—	$1,435,714	$1,668,914
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control only (remains employed)	$202,800	$—	$602,806	$805,606

Assuming Mr. Doman’s employment terminated or there was a change-in-control on December 31, 2015, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination for cause	$—	$—	$—	$—
Termination without cause before Change in Control	$—	$389,403	$251,169	$640,572
Termination for good reason before Change in Control	$—	$389,403	$251,169	$640,572
Termination following Change in Control (without cause or for good reason)	$190,125	$1,146,605	$1,189,424	$2,526,154
Termination due to death	$218,625	$—	$1,189,424	$1,408,049
Termination due to disability	$218,625	$—	$1,189,424	$1,408,049
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control only (remains employed)	$—	$—	$602,806	$602,806

Employment Agreement Definitions. For purposes of our employment agreements with Messrs. Robinson and Danielson, “Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) material breach of this Agreement. A termination of either Messr. Robinson or Danielson for Cause based on clause (i) or (iii) of the preceding sentence shall take effect 30 days after the named executive officer receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless the named executive officer shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

The definition of “Cause” for purposes of our employment agreements with Messrs. Woodley and Doman are substantially similar to those contained in our employment agreements with Messrs. Robinson and Danielson.

For purposes of our employment agreements with Messrs. Robinson and Danielson, “Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.

For purposes of the employment agreements described herein, “Good Reason” generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the named executive officer must perform his duties; or (iv) any material breach of the named executive officer’s employment agreement by the Company.

For purposes of the employment agreements described herein, “Disability” shall mean the named executive officer’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

Severance Plan Definitions. Our Severance Plan contains definitions for the terms “Cause,” “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.

Incentive Plans. Generally, under the terms of our Executive Bonus Plan, in the event of a change in control, the named executive officer would receive an automatic payment of target-level cash bonuses, prorated to the extent the change in control occurs during the annual performance period. The Executive Bonus Plan does not contain a provision accelerating or awarding payments in the event of termination.

Generally, under the terms of the 2001 Incentive Plan and the related award agreements, all outstanding unvested equity awards of restricted stock, RSUs, performance shares and stock options immediately vest in the event of termination of employment due to death or, in the case of awards granted in 2014 or later, disability. In the event of termination for any other reason, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, performance shares and restricted stock awards granted before 2015 would immediately vest; awards granted in 2015 or later would vest only upon a termination without Cause or for Good Reason during the following two years.

Under the terms of the 2015 Equity Incentive Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and performance shares immediately vest in the event of termination of employment due to death or disability. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and performance shares would vest upon a termination without Cause or for Good Reason during the following two years.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth aggregate information as of December 31, 2015 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	2,038,722	$25.05	4,802,248
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,038,722	$25.05	4,802,248

(1)	Of the 2,038,722 securities to be issued upon exercise of the outstanding options, warrants and rights, 872,354 are options with a weighted average exercise price of $25.05 and the remaining 1,166,368 are RSUs and performance shares that do not have an exercise price.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent members of the board of directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the board and available through the Company’s website, http://www.aaronsinc.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2015, Ernst & Young LLP (“EY”), are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

EY has served as the Company’s independent public registered public accounting firm since March 1992. Before retaining EY for 2015, the Audit Committee evaluated EY’s performance with respect to its services to the Company provided during 2014. In conducting this annual evaluation, the Audit Committee reviewed and discussed with management matters related to EY’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed EY’s communications with the Audit Committee during the course of 2014 and considered EY’s tenure. After determining to retain EY for 2015, the Audit Committee reviewed the terms of the proposed engagement, which included proposed fees for 2015. Throughout the year the Audit Committee, or the Chairman of the Audit Committee (pursuant to delegated authority from the Audit Committee), reviewed engagements for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved 2015 audit engagement.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and has discussed with EY the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with EY their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the board of directors.

The Audit Committee

Cynthia N. Day (Chair)

Matthew E. Avril

Leo Benatar

Kathy T. Betty

Douglas C. Curling

AUDIT MATTERS

Fees Billed in the Last Two Fiscal Years

EY served as the independent registered public accounting firm of the Company for the years ended December 31, 2015 and 2014 and has been selected by the Audit Committee to continue as the Company’s auditors for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$3,192,600	$2,012,076
Audit-Related Fees(2)	206,000	368,658
Tax Fees(3)	1,390,074	1,803,663
All Other Fees(4)	1,995	1,995
TOTAL	$4,790,669	$4,186,392

(1)	Includes fees associated with the annual audit of the consolidated financial statements (including amounts in connection with certain 2014 audit procedures for Progressive Finance Holdings, LLC and certain 2015 audit procedures for Dent-A-Med, Inc.)) and internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $110,000 and $50,000 in 2015 and 2014, respectively.
(2)	Includes fees associated with the due diligence services and amounts billed to the Company in 2015 in connection with the 2015 acquisition of Dent-A-Med, Inc.
(3)	Includes fees for tax compliance, tax advice and tax planning services.
(4)	Includes fees associated with the Company’s online accounting research subscription.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the “Pre-Approval Policy.” Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by the description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).

Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chairman. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 1, 2016, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2015, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
FMR LLC.	10,888,561	(3)	14.99%
245 Summer Street
Boston, MA 02210
Vintage Capital Management, LLC.	7,277,000	(4)	10.02%
4705 S. Apopka Vineland Road, Suite 210
Orlando, FL 32819
The Vanguard Group	5,385,116	(5)	7.42%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors, LP.	4,613,592	(6)	6.35%
Building One
6300 Bee Cave Road
Austin, TX 19355
BlackRock, Inc.	3,777,874	(7)	5.20%
55 East 52nd Street
New York, NY 10055
John W. Robinson III	165,421	(8)	*
Gilbert L. Danielson	290,334	(9)	*
Steven A. Michaels	35,683	(10)	*
Ryan K. Woodley	42,020	(11)	*
Curtis L. Doman	172,925	(12)	*
Matthew E. Avril	3,572	(13)	*
Leo Benatar	19,433	(14)	*
Kathy T. Betty	18,711	(13)	*
Douglas C. Curling	—	(15)	*
Cynthia N. Day	6,576	(13)	*
Walther G. Ehmer	—		*
Hubert L. Harris, Jr.	8,576	(16)	*
H. Eugene Lockhart	5,522	(13)	*
Ray M. Robinson	19,201	(17)	*
Robert H. Yanker	—		*
All executive officers, directors and nominees as a group (a total of 18 persons)	815,353	(18)	1.12%

*	Less than 1%.
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Aaron’s, Inc., 309 E. Paces Ferry Road N.E., Atlanta, Georgia 30305.
(2)	Percentages are based on (i) 72,624,452 shares of common stock outstanding at March 1, 2016 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter.
(3)

As of December 31, 2015, based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, Abigail P. Johnson and Fidelity Small Cap Discovery Fund. FMR LLC reported sole dispositive power with regard to the shares of common stock listed, but possesses sole voting power only with regard to 45,461 shares. Ms. Johnson reported sole dispositive power, but no voting power, with regard to the shares of common stock listed. Fidelity Small Cap Discovery Fund reported voting power, but not dispositive power, with regard to 5,400,000 shares of the common stock listed. Ms. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)	Based on information provided in a Schedule 13G filed with the SEC on August 15, 2015 by Vintage Capital, Management, LLC, which we refer to as “Vintage Capital,” Kahn Capital Management, LLC, which we refer to as “Kahn Capital,” and Brian Kahn. Vintage Capital serves as investment adviser to investment funds and managed accounts and, as investment adviser, may be deemed to have beneficial ownership over the shares of our common stock held for those funds and accounts. Kahn Capital, as a member and the majority owner of Vintage Capital, may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares. Kahn Capital disclaims beneficial ownership of such shares for all other purposes. Mr. Kahn, as the manager of each of Vintage Capital and Kahn Capital, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares.
(5)	As of December 31, 2015, based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, which we refer to as “Vanguard,” in which Vanguard reported that it has sole voting power with respect to 46,307 shares of our common stock, shared voting power with respect to 3,700 shares of our common stock, sole power to dispose of, or direct the disposition of, 5,339,109 shares of our common stock, and shared power to dispose of, or direct the disposition of, 46,007 shares of our common stock. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,307 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,700 shares as a result of its serving as investment manager of Australian investment offerings.
(6)	As of December 31, 2015, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, which we refer to as “Dimensional,” in which Dimensional reported that it has sole voting power with respect to 4,533,160 shares of our common stock and sole power to dispose of, or direct the disposition of, 4,613,592 shares of our common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional or its subsidiaries may possess voting or investment power over shares of our common stock that are owned by these investment companies, trusts and accounts, and may be deemed to be the beneficial owner of the shares of our common stock held by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of all shares of our common stock.
(7)	As of December 31, 2015, based on information provided in a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc., which we refer to as “BlackRock,” in which BlackRock reported that it has sole voting power with respect to 3,684,936 shares of our common stock and sole power to dispose of, or direct the disposition of, 3,777,874 shares of our common stock.

(8)	Includes (i) 53,640 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 20,355 RSUs vesting on March 15, 2016, and (iii) 38,094 PSUs which have met performance conditions and are scheduled to vest on March 15, 2016. Does not include (i) 107,279 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 182,250 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 125,808 RSUs that remain subject to vesting conditions and, (iii) 188,848 PSUs that remain subject to vesting conditions.
(9)	Includes (i) 85,540 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 43,806 shares of common stock held by a family trust (iii) 2,362 shares of common stock held by Mr. Danielson’s spouse, (iv) 3,060 RSUs which vested on March 15, 2016 and, (iv) 6,911 PSUs which met performance conditions and vested on March 15, 2016. Does not include (i) 46,236 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 14,443 RSUs that remain subject to vesting conditions and (iii) 13,416 PSUs that remain subject vesting conditions.
(10)	Includes (i) 19,650 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 1,242 shares of common stock held in Mr. Michael’s 401(k) plan account, (iii) 2,482 RSUs vesting on March 15, 2016, and (iv) 5,613 PSUs which have met performance conditions and are scheduled to vest on March 15, 2016. Does not include (i) 29,132 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 38,550 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 27,020 RSUs that remain subject to vesting conditions and, (iv) 35,196 PSUs that remain subject to vesting conditions.
(11)	Includes (i) 14,200 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 4,134 RSUs vesting on March 15, 2016, and (iii) 8,151 PSUs which have met performance conditions and are scheduled to vest on March 15, 2016. Does not include (i) 28,400 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 61,050 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 54,389 RSUs that remain subject to vesting conditions and, (iv) 54,701 PSUs that remain subject to vesting conditions.
(12)	Includes (i) 10,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 2,958 RSUs vesting on March 15, 2016, and (iii) 5,867 PSUs which have met performance conditions and are scheduled to vest on March 15, 2016. Does not include (i) 20,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 42,000 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 45,865 RSUs that remain subject to vesting conditions and, (iv) 37,938 PSUs that remain subject to vesting conditions.
(13)	Does not include 4,466 RSUs that remain subject to vesting conditions.
(14)	Includes 6,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable. Does not include 4,466 RSUs that remain subject to vesting conditions.
(15)	Does not include 4,554 RSUs that remain subject to vesting conditions.
(16)	Includes 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include 4,466 RSUs that remain subject to vesting conditions.
(17)	Includes 6,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable. Does not include 4,466 RSUs that remain subject to vesting conditions.

(18)	Includes (i) 204,414 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 6,551 shares of common stock held in 401(k) plan accounts, (iii) 34,655 RSUs vesting on March 15, 2016 and (iv) 68,415 PSUs vesting on March 15, 2016. Does not include (i) 259,171 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 365,190 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 356,606 shares of RSUs that remain subject to vesting conditions and (iii) 362,937 PSUs that remain subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterest directors serving on our board of directors, for approval, ratification or other action.

In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

Described below are transactions that we have entered into with parties that are related to us.

Related Party Transactions

Aaron Ventures. Aaron Ventures I, LLC, which we refer to as “Aaron Ventures,” was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them back to the Company and is controlled by certain of the Company’s current and former executives. During 2015, Aaron Ventures continued to lease 19 remaining properties to the Company under 15-year terms with a five-year renewal at the Company’s option. In the aggregate, the leases have a current annual rental of approximately $1,988,000.

In December 2002, Aaron Ventures purchased ten properties, including leasehold improvements, from the Company. Aaron Ventures obtained borrowings collateralized by the land and buildings totaling $5.0 million. The Company occupies the remaining land and buildings collateralizing the borrowings under a 15-year term lease at an aggregate annual rental of approximately $1.2 million. The rate of interest implicit in the leases is approximately 10.1%.

In October and November 2004, Aaron Ventures purchased 11 properties, including leasehold improvements, from the Company. Aaron Ventures obtained borrowings collateralized by the land and buildings totaling $6.8 million. The Company occupies the remaining land and buildings collateralizing the borrowings under a 15-year term lease, with a five-year renewal at the Company’s option, at an aggregate annual rental of $788,000. The rate of interest implicit in the leases is approximately 9.7%.

During 2015, Messrs. Danielson, James L. Cates, and Sinclair, each an executive officer or former executive officer of the Company, served as managers of Aaron Ventures. All of Aaron’s Ventures owners are current or former officers of the Company and include Messrs. Danielson, Cates, Sinclair and Tristan J. Montanero. The combined ownership interest for all current executive officers represents approximately 33% of Aaron Ventures.

Store Swap with Buddy’s Home Furnishings. In the ordinary course of its business, the Company’s Sales & Lease Ownership division regularly engages in store swaps with other companies. In July 2015, the Company engaged in a two-part store swap transaction with Buddy’s Home Furnishings (“Buddy’s”) and a Buddy’s franchisee in which the Company sold two of its stores in exchange for three Buddy’s stores. Mr. Brian Kahn, a director of the Company during a portion of 2015, is a member of the Board of Managers and a controlling shareholder of Buddy’s. The total value of the transaction was approximately $901,000. The terms of the transaction were standard for this type of transaction, including standard indemnity associated with a breach of the representations, warranties and obligations by either party under the agreement.

Other Transactions

Sale of Company Headquarters. In September 2015, the Company entered into an agreement pursuant to which it agreed to sell the Company’s headquarters building for a purchase price of $14.2 million to Knox Properties LLLP. The investment group The Loudermilk Cos owns an equity interest in Knox Properties Management LLC, the general partner of Knox Properties LLLP. R. Charles Loudermilk, Sr., the founder and former Chief Executive Officer of the Company, who is also our current Chairman Emeritus, is the majority investor in The Loudermilk Cos. The terms of the sale of the Company’s headquarters building were no less favorable to the Company than terms the Company would have received in a similar sales transaction with another purchaser.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our board of directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our board of directors has designated John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 24, 2016 (the “record date”). A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 72,749,051 shares of our common stock were issued and outstanding. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	To elect ten directors to serve for a term expiring at the 2017 Annual Meeting of Shareholders.

•	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

•	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2016.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1-Election of Directors

Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors which can then choose to accept it, reject it or take other action our board of directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation

Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” for the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm

Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” to ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2016. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2016 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	“FOR” the election of each of the nine director nominees named in this Proxy Statement to serve for a term expiring at the 2017 Annual Meeting of Shareholders (Proposal 1).

•	“FOR” approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal 3).

How do I vote?

If you are a shareholder of record, then you have four voting options. You may vote:

•	Over the Internet at the website listed on your proxy card.

•	By telephone using the telephone number listed on your proxy card.

•	By completing, signing, dating and returning the enclosed proxy card. To vote by using the enclosed proxy card, mark your selections on the enclosed proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope enclosed with this Proxy Statement.

•	By attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 3, 2016 at 11:59 p.m., Eastern time, to ensure your vote is counted. Proxy cards will be accepted when received up through the closing of the polls at the Annual Meeting.

If you are a registered holder and you complete, sign, date and return the enclosed proxy card, or if you vote your proxy by telephone or over the Internet, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” each proposal described in this Proxy Statement and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. Shareholders of record will receive a copy of this Proxy Statement, the Annual Report to Shareholders and a proxy card to vote their shares of our common stock.

If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank or other nominee.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 is considered a routine matter.

The election of directors and non-binding, advisory resolution to approve our executive compensation are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non—votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non—routine matter.

Can I change my mind after I vote?

If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

•	Vote again using the Internet or by telephone prior to the Annual Meeting.

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

•	Attend the Annual Meeting in person and vote in person.

If you hold your shares in street name, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Computershare, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting and certify the final vote on all matters considered at the Annual Meeting.

What does it mean if I receive more than one set of proxy materials and proxy card?

This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See “Additional Information—Householding of Annual Meeting Materials” for more information.

How can I request an additional set of proxy materials for the Annual Meeting?

All shareholders have the ability to access this Proxy Statement, the enclosed proxy card, the accompanying Notice of Annual Meeting of Shareholders and the Annual Report by (i) accessing the materials at http://www.aarons.com/proxy and http://www.aarons.com/annualreport or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377, Attn. Corporate Secretary.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.

What do I need to do if I want to attend the Annual Meeting?

Only shareholders, our board of directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 24, 2016 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your broker or other nominee and request a “legal” proxy from the broker or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $20,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.

In addition to solicitation by mail and the Internet, certain officers, directors and employees of the Company may solicit proxies by telephone, email, facsimile or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE ATTACHED PROXY CARD.

ADDITIONAL INFORMATION

Shareholder Proposals for 2017 Annual Meeting of Shareholders

In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2017 Annual Meeting of Shareholders must be received by December 2, 2016 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.

Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our board of directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2017 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 4, 2017. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2017 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2017 Annual Meeting of Shareholders.

Any shareholder desiring to nominate a candidate for election as a director at the 2017 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 4, 2017 and no later than the close of business on March 5, 2017, unless the date of the 2017 Annual Meeting of Shareholders is not scheduled to be held between April 4, 2017 and July 13, 2017 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2017 Annual Meeting of Shareholders and not later than the close of business on the later on the sixtieth (60th) day prior to the 2017 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2017 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” this Proxy Statement and other proxy materials. This means that only one copy of this Proxy Statement and other proxy materials may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners. If a shareholder is receiving multiple copies of this Proxy Statement and other proxy materials at the shareholder’s household and would like to receive in the future only a single copy of this Proxy Statement and other proxy materials for a shareholder’s household, such shareholders should contact their broker or other nominee record holder to request the future mailing of only a single copy of the Company’s Proxy Statement and other proxy materials.

Communicating with the Board of Directors and Corporate Governance Documents

The Company’s security holders and other interested parties may communicate with our board of directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronsinc.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377.

Other Action at the Meeting

As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy card will have authority to vote such proxy in accordance with their best judgment on such business.

Moreover, our board of directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that our board of directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.

*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen

Executive Vice President, General Counsel,

Chief Administrative Officer & Corporate Secretary

April 1, 2016

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 3, 2016.
Vote by Internet
• Go to www.investorvote.com/AAN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Matthew E. Avril	☐	☐	☐	02 - Kathy T. Betty	☐	☐	☐	03 - Douglas C. Curling	☐	☐	☐
	04 - Cynthia N. Day	☐	☐	☐	05 - Curtis L. Doman	☐	☐	☐	06 - Walter G. Ehmer	☐	☐	☐
	07 - Hubert L. Harris, Jr.	☐	☐	☐	08 - John W. Robinson, III	☐	☐	☐	09 - Ray M. Robinson	☐	☐	☐
	10 - Robert H. Yanker	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of a non-binding advisory resolution to approve the Company’s executive compensation.	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aaron’s, Inc.	COMMON STOCK

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 4, 2016.

The undersigned shareholder of Aaron’s, Inc. hereby constitutes and appoints John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Common Stock of Aaron’s, Inc., at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on Wednesday, the 4th day of May 2016, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof as follows.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, “FOR” APPROVAL OF A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Participants in any retirement plan of Aaron’s, Inc. may vote their proportionate share of Company Common Stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company’s board of directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 30, 2016, and the Proxy Statement furnished therewith.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Shareholders to the undersigned.

This proxy is revocable at or at any time prior to the Annual Meeting.

(Continued and to be dated and signed on reverse side)